EXHIBIT 99.1

News Release

Media Inquiries                                 Investor Inquiries

Frank Briamonte                               Beth Perricone
908-582-3193 (office)                      908-582-0366 (office)
800-607-9849 (pager)                       888-417-3212 (pager)
fbriamonte@lucent.com                      eperricone@lucent.com

Mary Lou Ambrus
908-582-3060 (office)
908-239-6654 (cell)
mambrus@lucent.com

LUCENT TECHNOLOGIES COMMENTS ON FOURTH FISCAL QUARTER 2002

          Expects fourth fiscal quarter revenues to decline by approximately 20-25% percent sequentially

          Pro forma loss per share from continuing operations expected to be approximately 45 cents

          Targeting new quarterly EPS breakeven revenue in the range of $2.5-$3.0 billion

FOR RELEASE: FRIDAY, SEPTEMBER 13, 2002

          MURRAY HILL, N.J. - Lucent Technologies (NYSE: LU) today announced that, due to continuing market softness and ongoing uncertainty in customer spending levels, particularly in North America, it currently expects revenues for the fourth fiscal quarter of 2002 to decline sequentially by approximately 20-25 percent from the $2.95 billion recorded in the third fiscal quarter.

          The company currently expects to post a pro forma1 loss per share in the fourth fiscal quarter of approximately 45 cents, primarily as a result of the sequential revenue decline, charges associated with a significant customer financing default this month, and the inability to recognize tax benefits on losses.  The company had not previously provided guidance for the fourth fiscal quarter of 2002 due to ongoing market uncertainty.

-more-

          Last quarter, the company posted a pro forma loss of $1.88 per share from continuing operations.  Excluding the impact of a non-cash charge of $1.72 per share to increase the valuation allowance on deferred tax assets, the pro forma loss per share (assuming a tax benefit for the quarter) would have been a loss of 16 cents.  On a pre tax basis, the pro forma loss per share would have been 24 cents.

          The company stated that, given the anticipated results for the quarter, it expects to meet the financial covenants of its existing credit facility.  The company noted that it has no outstanding balance on this credit facility.

          In addition, the company said today that it is also actively developing plans to reduce its quarterly EPS breakeven revenue to a range of $2.5 billion to $3.0 billion.  With these additional restructuring actions, the company continues to work toward a return to profitability by the end of fiscal 2003.  Lucent will provide an update on its new quarterly EPS breakeven revenue figure and its impact on the company’s headcount at its October 23 earnings announcement.

          Lucent Technologies, headquartered in Murray Hill, N.J., USA, designs and delivers networks for the world’s largest communications service providers.  Backed by Bell Labs research and development, Lucent relies on its strengths in mobility, optical, data and voice networking technologies as well as software and services to develop next-generation networks.  The company's systems, services and software are designed to help customers quickly deploy and better manage their networks and create new, revenue-generating services that help businesses and consumers. For more information on Lucent Technologies, visit its Web site at http://www.lucent.com.

1Pro forma results reflect the results from continuing operations, excluding business restructuring and one-time charges, amortization of goodwill and other acquired intangibles, the results of our optical fiber business, the one-time gain associated with the sale of the optical fiber business and the settlement of the consumer class action lawsuit.  Pro forma results also reflect income taxes calculated on a pro forma stand-alone basis.

This news release contains forward-looking statements that are based on current expectations, estimates, forecasts and projections about the industries in which we operate, our beliefs and our management’s assumptions.  Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements.  These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. These risks and uncertainties include:  the failure of the telecommunications market to improve or improve at the pace we anticipate; our ability to comply with covenants and restrictions in our credit facility; our ability to realize the benefits we expect from our strategic direction and restructuring program; our ability to secure additional sources of funds on reasonable terms if our sources of liquidity are unavailable; our credit ratings; our ability to compete effectively; our reliance on a limited number of key customers; our exposure to the credit risk of our customers as a result of our vendor financing arrangements and accounts receivable; our reliance on third parties to manufacture most of our products; the cost and other risks inherent in our long-term sales agreements; our product portfolio and ability to keep pace with technological advances in our industry; the complexity of our products; our ability to retain and recruit key personnel; existing and future litigation; our ability to protect our intellectual property rights and the expenses we may incur in defending such rights; changes in environmental health and safety law; changes to existing regulations or technical standards; and the social, political and economic risks of our foreign operations.  For a further list and description of such risks and uncertainties, see the reports filed by Lucent with the Securities and Exchange Commission.  Except as otherwise required under federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

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